Exhibit 5.2

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

                      October 6, 2016
Ship Finance International Limited Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM 08 Bermuda
Re:	Ship Finance International Limited

Ladies and Gentlemen:
We have acted as New York counsel to Ship Finance International Limited, a corporation organized under the laws of the Islands of Bermuda (the "Company") in connection with (i) the issuance and sale of up to $225,000,000 aggregate principal amount of convertible senior notes (the "Notes") convertible into the Company's common shares, par value $0.01 per share (the "Underlying Shares" and together with the Notes, the "Securities"), to be issued pursuant to the provisions of an indenture dated October 5, 2016 (the "Base Indenture") between the Company and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the first supplemental indenture dated October 5, 2016 between the Company and the Trustee (the "Supplemental Indenture" and together with the Base Indenture, the "Indenture"), (ii) the underwriting agreement dated September 30, 2016 (the "Underwriting Agreement") by and among the Company and Jefferies LLC, ABG Sundal Collier, Inc. and Morgan Stanley & Co. LLC, as representatives of the underwriters named therein (the "Underwriters"), and (iii) the preparation of the Company's registration statement on Form F-3ASR (Registration No. 333-213782), including a base prospectus (the "Base Prospectus") of the Company dated September 26, 2016, a preliminary prospectus supplement thereto dated September 29, 2016 (together with the Base Prospectus, the "Preliminary Prospectus"), and a final prospectus supplement dated September 30, 2016 (together with the Base Prospectus, the "Prospectus"), with respect to the issuance and sale of the Securities (the "Registration Statement").

In rendering this opinion we have examined and relied on originals or copies of the following:
(a)	the Underwriting Agreement;
(b)	the Registration Statement;
(c)	the Indenture;
(d)	the Notes;
(e)	the Prospectus;
(f)	the Memorandum of Association and the Amended and Restated Bye-laws of the Company; and
(g)	each document incorporated or deemed to be incorporated by reference into the Prospectus.
We have made such other inquiries and examined such other documents as we have considered appropriate for the purpose of giving the opinion set forth below.
We have also examined and relied, as to factual matters, upon originals, or copies certified to our satisfaction, of such records, documents, certificates of officers of the Company and of public officials and other instruments, and made such other inquiries, as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.  As to questions of fact material to this opinion, we have, where relevant facts were not independently established, relied upon, among other things, the representations made in the Underwriting Agreement, the Indenture and certificates of officers of the Company.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.
This opinion is limited to matters of the laws of the State of New York.  We express no opinion with respect to the law of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K of the Company and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not admit we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any part of the Registration Statement.

                      Sincerely,

                      /s/ Seward & Kissel LLP